Exhibit 4.1

UNITED AMERICAN CORPORATION

AMENDMENT NO. 1 TO
2003 STOCK OPTION PLAN

Effective July 1, 2004, United American Corporation (f/k/a Studio Bromont, Inc.) 2003 Stock Option Plan is hereby amended as follows:

1.     The first paragraph of section 5 titled "Grant of Options" is hereby amended and restated in full as follows:

        "The Company is hereby authorized to grant Incentive Stock Options as defined in section 422 of the Code to any employee, consultant, or director (including any officer or director who is an employee) of the Company, or of any of its subsidiaries; provided, however, that no person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any of its parent or subsidiary corporations, shall be eligible to receive an Incentive Stock Option under the Plan unless at the time such Incentive Stock Option is granted the Option price is at least 110% of the fair market value of the shares subject to the Option, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted."

2.     The first paragraph of section 6 titled "Stock Subject to Plan" is hereby amended and restated in full as follows:

        "The stock available for grant of Options under the Plan shall be shares of the Company's authorized but unissued, or reacquired, Common Stock. Subject to adjustment as provided herein, the maximum aggregate number of shares of the Company’s common stock that may be optioned and sold under the Plan is 5,000,000 shares."

IN WITNESS WHEREOF, Studio Bromont, Inc. has caused this instrument of amendment to be executed by its duly authorized officer as of the 1st day of July 2004.

                                                                                                                     UNITED AMERICAN CORPORATION

                                                                                                                     By:   /s/ Benoit Laliberte

                                                                                                                     Name: Benoit Laliberte
                                                                                                                     Title:   Chief Executive Officer

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